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               SECURITIES AND EXCHANGE COMMISSION


                     Washington, D.C. 20549


                            FORM 8-K


                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of
              the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  September 24, 1998


                     R&B FALCON CORPORATION
     (Exact name of registrant as specified in its charter)



       Delaware                1-13729              76-0544217
   (State or other          (Commission          (I.R.S. Employer
   jurisdiction of          File Number)       Identification No.)
    incorporation)


             901 Threadneedle, Houston, TX   77079
     (Address of principal executive offices)   (Zip Code)



Registrant's telephone number, including area code  (281) 496-5000

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Item 5. Other Events
--------------------


      In 1997, R&B Falcon entered into (i) a drilling contract with Mobil Exploration & Producing U.S. Inc. and Phillips Petroleum Company, pursuant to which R&B Falcon was to provide a dynamically positioned drillship (the Peregrine VI) for a term of three years at an operating dayrate of approximately $164,000, and (ii) a drilling contract with Texaco Overseas Petroleum, pursuant to which R&B Falcon was to provide a dynamically positioned drillship (the Peregrine VIII) for a term of three years at an operating dayrate of approximately $169,000. These drillships were to be built by conversion of oil/bulk/ore carriers owned by R&B Falcon. R&B Falcon entered into contracts with Lisnave, Estaleiros Navais, S.A., a shipyard in Portugal ("Lisnave"), for the conversion of the carriers and the installation thereon of drilling equipment to be purchased by R&B Falcon.

      Due to delays in the construction progress on both drillships, the drilling contract on the Peregrine VIII was terminated on September 24, 1998, and the drilling contract on the Peregrine VI will by its terms terminate on January 1, 1999. Both terminations are without prejudice to any rights of the parties existing as of the date of the termination. R&B Falcon believes that based on the obligations of the parties under the contracts, provisions of the contracts that preclude recovery of indirect or consequential damages, and projected rig availability in the offshore drilling industry, R&B Falcon will not have any material liability under these drilling contracts as a result of the termination thereof. The contracts with Lisnave for construction of the Peregrine VI and the Peregrine VIII have been cancelled.

      As a result of the termination of the Peregrine VI and Peregrine VIII projects, R&B Falcon expects to write off approximately $86 million in related costs during the third quarter of 1998. These costs include shipyard costs (for services performed and in settlement of contract cancellation), R&B Falcon personnel and contractor costs, engineering costs, freight, capitalized interest, and write down of the vessels that were purchased for conversion.

     R&B Falcon has entered into a contract with Samsung Heavy Industries Co. Ltd. ("Samsung") to construct a drillship (the Deepwater IV), which drillship will be similar to the Deepwater Pathfinder (which was delivered by Samsung to R&B Falcon in September 1998) and the Deepwater Frontier and the Deepwater Millenium, which are currently under construction by Samsung for R&B Falcon. The expected cost of Deepwater IV is $290 million (including capitalized interest) and delivery is scheduled for the third quarter of 2000. R&B Falcon does not yet have a contract for the use of this drillship following its delivery.

      In September 1998, R&B Falcon and Vastar Resources, Inc. ("Vastar") executed a letter of intent for a drilling contract pursuant to which R&B Falcon will construct and provide a semisubmersible drilling rig for a term of three years (with five one-year options in favor of Vastar), at an operating dayrate of approximately $200,000. The letter of intent is subject to the execution of a mutually agreeable drilling contract. The cost of construction of the rig is estimated at $310 million (including capitalized interest), with contract commencement estimated to be in the fourth quarter of 2000.

     Navis ASA, a Norwegian public company, is constructing a dynamically positioned drillship (the Navis Explorer I) that will be capable of drilling in 10,000 feet of water. The Navis Explorer I is being constructed at Samsung at an estimated cost of $280 million, with a scheduled delivery in the second quarter of 2000. In September 1998, R&B Falcon and Navis entered into an agreement pursuant to which RBF will make a capital contribution to Navis of $50 million, of which approximately two-thirds will be in the form of equipment and equipment purchase orders and one-third will be cash, and in exchange therefor will acquire stock in Navis at the rate of NOK11 per share. It is expected that R&B Falcon will own approximately 38% of the outstanding stock of Navis following such contributions and the completion of an equity offering currently underway by Navis. Most of the equipment and equipment purchase orders that will be contributed by R&B Falcon was acquired by R&B Falcon in connection with the Peregrine VI and Peregrine VIII projects and is no longer required for such projects in light of their cancellation. Navis and R&B Falcon have also agreed to enter into a management agreement pursuant to which R&B Falcon will manage the Navis Explorer I following its delivery. The transaction with Navis is subject to the parties (i) identifying R&B Falcon equipment and purchase orders that are suitable for use with the Navis Explorer I and agreeing to the current fair market value thereof and (ii) negotiating and executing the management agreement.

      In connection with the Peregrine VI and Peregrine VIII projects and a third drillship project, R&B Falcon has purchased or committed to purchase drilling equipment with an aggregate cost of approximately $285 million. This equipment constitutes all of the material drilling equipment necessary to outfit two deepwater drillships (although a substantial portion of such equipment can be used on semisubmersible rigs). R&B Falcon expects to use approximately half of this equipment to outfit Deepwater IV, and approximately $30 million as a portion of its contribution to Navis. The balance of the equipment is expected to be maintained by R&B Falcon as spares for its deepwater fleet, although it could be used to outfit a new deepwater rig in the event R&B Falcon determines to undertake the construction thereof.




                           SIGNATURE
                           ---------


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf of the undersigned thereunto duly authorized.


                                       R&B FALCON CORPORATION



                                       By /s/R. F. Fulton
                                         --------------------
                                         R. F. Fulton
                                         Executive Vice President



Dated: October 16, 1998